Citigroup Global Markets Holdings Inc.	June 30, 2025 Medium-Term Senior Notes, Series N Pricing Supplement No. 2025-USNCH27372 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than or less than the stated principal amount, depending on the performance of West Texas Intermediate light sweet crude oil futures contracts (the “underlying commodity”) from the initial commodity price to the final commodity price.
▪	The securities offer modified exposure to the performance of the underlying commodity, with (i) a fixed return at maturity if the price of the underlying commodity appreciates or does not depreciate from the initial commodity price to the final commodity price by more than 25.00% and (ii) contingent downside protection against loss for a limited range of potential depreciation of the underlying commodity. In exchange for those features, investors in the securities must be willing to forgo current income and participation in any appreciation of the underlying commodity in excess of the fixed return. In addition, investors in the securities must be willing to accept full downside exposure to the underlying commodity if the underlying commodity depreciates by more than 25.00%. If the underlying commodity depreciates by more than 25.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which the final commodity price is less than the initial commodity price. There is no minimum payment at maturity.
▪	In order to obtain the modified exposure to the underlying commodity that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and pays no interest and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying commodity:		West Texas Intermediate (“WTI”) light sweet crude oil futures
Aggregate stated principal amount:		$4,582,000
Stated principal amount:		$1,000 per security
Pricing date:		June 30, 2025
Issue date:		July 3, 2025
Valuation date:		September 30, 2026, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		October 5, 2026
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪ If the final commodity price is greater than or equal to the trigger price:
$1,000 + the fixed return amount

▪ If the final commodity price is less than the trigger price:
$1,000 + ($1,000 × the commodity return)

If the final commodity price is less than the trigger price, your payment at maturity will be less, and possibly significantly less, than $750.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial commodity price:		$65.11, the commodity price of the underlying commodity on the pricing date
Final commodity price:		The commodity price of the underlying commodity on the valuation date
Commodity price:		Except as otherwise specified under “Additional Terms of the Securities—Consequences of a Market Disruption Event; Postponement of the Valuation Date” or “—Discontinuation of Trading of the Underlying Commodity on the Relevant Exchange; Alternative Method of Calculation” below, the “commodity price” for the underlying commodity on any day, means the settlement price per metric barrel of deliverable grade West Texas Intermediate light sweet crude oil on the NYMEX for the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.
Fixed return amount:		$135.00 per security (13.50% of the stated principal amount). You will receive the fixed return amount only if the final commodity price is greater than or equal to the trigger price.
Commodity return:		(i) The final commodity price minus the initial commodity price, divided by (ii) the initial commodity price
Trigger price:		$48.833, 75.00% of the initial commodity price
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17333LCR4 / US17333LCR42
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$17.50(2)	$977.50
$5.00(3)
Total:	$4,582,000.00	$103,095.00	$4,478,905.00

(1) On the date of this pricing supplement, the estimated value of the securities is $937.50 per security, which is less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance.  See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000.00 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $17.50 for each $1,000.00 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink below:

Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not futures contracts and are offered pursuant to an exemption from regulation under the Commodity Exchange Act. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the securities set forth in the accompanying prospectus supplement and prospectus. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

June 2025	PS-2

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying commodity that provides a fixed return of 13.50% if the underlying commodity appreciates or does not depreciate by more than 25.00% as of the valuation date;

▪	To enhance returns and potentially outperform the underlying commodity in a moderately bullish scenario; and

▪	To obtain contingent protection against the loss of principal in the event of a decline of the underlying commodity as of the valuation date, but only if the final commodity price is greater than or equal to the trigger price.

If the final commodity price is less than the trigger price, the securities are exposed on a 1-to-1 basis to the percentage decline of the final commodity price from the initial commodity price.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 15 months
Fixed return amount:	$135.00 per security (13.50% of the stated principal amount)
Trigger price:	75.00% of the initial commodity price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Key Investment Rationale

This approximately 15-month investment does not pay interest but offers a fixed return of 13.50% at maturity if the underlying commodity appreciates or does not depreciate from the initial commodity price to the final commodity price by more than 25.00% and contingent protection against depreciation in the underlying commodity of up to 25.00% from the initial commodity price to the final commodity price. However, if the underlying commodity depreciates by more than 25.00% from the initial commodity price to the final commodity price, the payment at maturity will be less than $750.00 per security, and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Upside Scenario:	If the final commodity price is greater than or equal to the trigger price, the payment at maturity for each security will be equal to $1,000 plus the fixed return amount.
Downside Scenario:	If the final commodity price is less than the trigger price, which means that the underlying commodity has depreciated by more than 25.00% from the initial commodity price to the final commodity price, you will lose 1% for every 1% decline in the value of the underlying commodity from the initial commodity price to the final commodity price (e.g., a 50.00% depreciation in the underlying commodity will result in a payment at maturity of $500.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.

June 2025	PS-3

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical commodity returns.

See “Risk Factors—Investing in the securities is not equivalent to investing in WTI light sweet crude oil futures” below.

Enhanced Trigger Jump Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Commodity

The examples below are based on a hypothetical initial commodity price of $100.00 and a hypothetical trigger price of $75.00, and do not reflect the actual initial commodity price or trigger price. For the actual initial commodity price and trigger price, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial commodity price and trigger price and not the hypothetical values indicated below. For ease of analysis, figures below may have been rounded.

Example 1—Upside Scenario A. The hypothetical final commodity price is $105.00 (a 5.00% increase from the hypothetical initial commodity price), which is greater than the hypothetical initial commodity price by less than the fixed return of 13.50%.

Payment at maturity per security = $1,000 + fixed return amount

= $1,000 + $135.00

= $1,135.00

Because the underlying commodity appreciated from the hypothetical initial commodity price to the hypothetical final commodity price, your total return on the securities at maturity in this scenario would equal the fixed return of 13.50%.

June 2025	PS-4

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Example 2—Upside Scenario B. The hypothetical final commodity price is $150.00 (a 50.00% increase from the hypothetical initial commodity price), which is greater than the hypothetical initial commodity price by more than the fixed return of 13.50%.

Payment at maturity per security = $1,000 + fixed return amount

= $1,000 + $135.00

= $1,135.00

Because the underlying commodity appreciated from the hypothetical initial commodity price to the hypothetical final commodity price, your total return on the securities at maturity in this scenario would equal the fixed return of 13.50%. In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying commodity without a fixed return.

Example 3—Upside Scenario C. The hypothetical final commodity price is $95.00 (a 5.00% decrease from the hypothetical initial commodity price), which is less than the hypothetical initial commodity price but greater than the hypothetical trigger price.

Payment at maturity per security = $1,000 + fixed return amount

= $1,000 + $135.00

= $1,135.00

Because the underlying commodity did not depreciate from the hypothetical initial commodity price to the hypothetical final commodity price by more than 25.00%, your total return on the securities at maturity in this scenario would be equal to the fixed return of 13.50%.

Example 4—Downside Scenario. The hypothetical final commodity price is $30.00 (a 70.00% decrease from the hypothetical initial commodity price), which is less than the hypothetical trigger price.

Payment at maturity per security = $1,000 + ($1,000 × the commodity return)

= $1,000 + ($1,000 × -70.00%)

= $1,000 + -$700.00

= $300.00

Because the underlying commodity depreciated from the hypothetical initial commodity price to the hypothetical final commodity price by more than 25.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying commodity.

June 2025	PS-5

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying commodity.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying commodity. If the final commodity price is less than the trigger price, you will lose 1% of the stated principal amount of the securities for every 1% by which the final commodity price is less than the initial commodity price. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The trigger feature of the securities exposes you to particular risks. If the final commodity price is less than the trigger price, the contingent downside protection against loss for a limited range of potential depreciation of the underlying commodity offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final commodity price is less than the initial commodity price. Unlike securities with a non-contingent downside protection feature, the securities offer no protection at all if the underlying commodity depreciates by more than 25.00% from the initial commodity price to the final commodity price. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the fixed return at maturity of 13.50%, which is equivalent to a fixed return amount of $135.00 per security. Your return on the securities will not exceed the fixed return, even if the underlying commodity appreciates by significantly more than the fixed return. If the underlying commodity appreciates by more than the fixed return, the securities will underperform an alternative investment providing 1-to-1 exposure to the performance of the underlying commodity.

▪	Investing in the securities is not equivalent to investing in WTI light sweet crude oil futures. The return on the securities will not reflect the return you would realize if you actually owned WTI light sweet crude oil or WTI light sweet crude oil futures. You will not have any entitlement to crude oil by virtue of your investment in the securities.

▪	Your payment at maturity depends on the commodity price of the underlying commodity on a single day. Because your payment at maturity depends on the commodity price of the underlying commodity solely on the valuation date, you are subject to the risk that the commodity price of the underlying commodity on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying commodity that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of commodity prices of the underlying commodity, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

June 2025	PS-6

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying commodity and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying commodity, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying commodity may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment. See “Additional Terms of the Securities—Commodity

June 2025	PS-7

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event. If a commodity hedging disruption event occurs, we may redeem the securities prior to the maturity date for an amount equal to the early redemption amount determined as of the early redemption valuation date. The early redemption amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Commodity Hedging Disruption Event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the securities set forth on the cover page of this pricing supplement. Accordingly, if a commodity hedging disruption event occurs, there is a significant likelihood that the early redemption amount you receive will result in a loss on your investment in the securities. Moreover, in determining the early redemption amount, the calculation agent will take into account the relevant event that has occurred, and that event may have a significant adverse effect on the underlying commodity market and/or commodity markets generally, resulting in an early redemption amount that is significantly less than the amount you paid for your securities. You may lose up to all of your investment.

The early redemption amount may be significantly less than the amount you would have received had we not elected to redeem the securities and had you been able instead to hold them to maturity. For example, the early redemption amount may be determined during a market disruption that has a significant adverse effect on the early redemption amount. That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled valuation date rather than on the early redemption valuation date, you might have achieved a significantly better return.

▪	The calculation agent may make discretionary determinations in connection with a commodity hedging disruption event and the early redemption amount that could adversely affect your return upon early redemption. The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred. If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to redeem the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

In addition, the calculation agent has broad discretion to determine the early redemption amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the securities. Under the terms of the securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the securities.

▪	The securities provide exposure to WTI light sweet crude oil futures and not direct exposure to crude oil. The price of a crude oil futures contract reflects the expected value of crude oil upon delivery in the future, whereas the spot price of crude oil reflects the immediate delivery value of crude oil. A variety of factors can lead to a disparity between the expected future price of crude oil and the spot price at a given point in time, such as the cost of storing crude oil for the term of the futures contract, interest charges incurred to finance the purchase of crude oil and expectations concerning supply and demand for crude oil. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price movements of the spot price may not be reflected in the futures market (and vice versa).

In addition, the difference between a futures price and a spot price is typically greater the longer the remaining term of the futures contract (in other words, futures prices converge toward spot prices as the expiration of the futures contract nears). As a result, the commodity price of the underlying commodity on the valuation date will be influenced in part by how much time remains to expiration of the relevant WTI light sweet crude oil futures on the valuation date. Had the valuation date occurred with a different length of time remaining to expiration of the relevant WTI light sweet crude oil futures, your return on the securities might have been more favorable.

▪	Investments linked to commodities are subject to sharp fluctuations in settlement prices. Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and commodity futures over short periods of time for a variety of reasons, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and commodity futures. These factors may affect the commodity price of the underlying commodity and the value of the securities in varying and potentially inconsistent ways. As a result of these or other factors, the commodity prices of the underlying commodity may be, and recently have been, highly volatile.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The securities are not linked to a diverse basket of commodities or a broad-based commodity index. Instead, the securities are linked to WTI light sweet crude oil futures. The commodity price of the underlying commodity may not correlate to the price of

June 2025	PS-8

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked solely to WTI light sweet crude oil futures, they carry greater risk and may be more volatile than securities linked to the prices of a larger number of commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Information About the Underlying Commodity—Historical Prices” in this pricing supplement.

▪	The market price of WTI light sweet crude oil futures may change unpredictably and affect the value of the securities in unforeseen ways. The price of WTI light sweet crude oil futures is primarily affected by the demand for and supply of WTI light sweet crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally highly volatile and subject to dislocation. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil-producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by OPEC and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI light sweet crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil futures contracts may be more volatile than world crude oil prices generally. In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the securities. See “Information About the Underlying Commodity” in this pricing supplement.

▪	Changes in exchange methodology may affect the value of your securities. The commodity price of the underlying commodity will be determined by reference to the price determined by the relevant exchange. The relevant exchange may from time to time change any rule or bylaw or take emergency action under its rules, any of which could adversely affect the commodity price of the underlying commodity and, in turn, your investment in the securities.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts related to WTI light sweet crude oil are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchange on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, commodity futures exchanges have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of futures contracts on WTI light sweet crude oil.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps.  These rules came into effect on January 1,

June 2025	PS-9

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for futures contracts on WTI light sweet crude oil, which may, in turn, have an adverse effect on your payment at maturity.  Market participants may decide, or be required, to sell their positions in futures contracts on WTI light sweet crude oil as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of futures contracts on WTI light sweet crude oil and therefore, the value of the securities.

▪	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission. The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell the underlying commodity for the benefit of the holders of securities. An investment in the securities does not constitute an investment in a commodity or commodity futures contract, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

▪	Distortions or disruptions of market trading in WTI light sweet crude oil futures could adversely affect the value of and return on the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the commodity price of the underlying commodity and, therefore, the value of and return on the securities. In addition, if the scheduled valuation date is not a scheduled trading day or is a disrupted day, the valuation date will be subject to postponement, as described under “Additional Terms of the Securities” in this pricing supplement. If the valuation date is a disrupted day and it is not postponed, the calculation agent will determine the commodity price on the valuation date in its discretion. The calculation agent’s determination of the commodity price in this circumstance may result in an unfavorable return on the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the underlying commodity, or engaging in transactions in them, and any such action could adversely affect the value of the underlying commodity. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	Our offering of the securities does not constitute a recommendation of the underlying commodity. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying commodity is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying commodity or in instruments related to the underlying commodity and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying commodity. These and other activities of our affiliates may affect the price of the underlying commodity in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying commodity may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying commodity and other financial instruments related to the underlying commodity and may adjust such positions during the term of the securities. Our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity or such securities on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying commodity in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

▪	determining whether the scheduled valuation date is a disrupted day or whether a commodity hedging disruption event has occurred;

▪	if the scheduled valuation date is a disrupted day, determining whether to postpone the scheduled valuation date;

▪	if the scheduled valuation date is a disrupted day and it is not postponed, determining the commodity price of the underlying commodity on that day;

June 2025	PS-10

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

▪	if a commodity hedging disruption event occurs, determining the early redemption amount;

▪	if the relevant exchange discontinues trading in the underlying commodity, selecting a successor commodity price, successor relevant exchange or successor underlying commodity, as applicable; and

▪	if the relevant exchange discontinues trading in the underlying commodity or if the method of calculating the commodity price of the underlying commodity is changed in a material respect, determining the commodity price of the underlying commodity on the valuation date.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

June 2025	PS-11

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Information About the Underlying Commodity

WTI light sweet crude oil futures contracts trade on the NYMEX. The commodity price of WTI light sweet crude oil futures on any day is the settlement price per metric barrel of deliverable grade West Texas Intermediate light sweet crude oil on the NYMEX of the first nearby futures contract stated in U.S. dollars as made public by the NYMEX and displayed on Bloomberg Page “CL1 <CMDTY>” on that day.

A WTI light sweet crude oil futures contract traded on the NYMEX is an agreement to buy or sell 1,000 barrels of light sweet crude oil (as defined under the NYMEX’s rules) within a specified expiration month in the future at a price specified at the time of entering into the contract. At any given time, the NYMEX lists light sweet crude oil futures contracts with expiration months occurring in each month over the next ten years (and less frequently thereafter).

The NYMEX determines an official settlement price for NYMEX light sweet crude oil futures contracts on each trading day as of 2:30 p.m., New York City time. The daily settlement price of the nearest-to-expiration NYMEX light sweet crude oil futures contract is the volume-weighted average price of all trades in that contract that are executed between 2:28:00 and 2:30:00 p.m., New York City time. The daily settlement price of the next expiring NYMEX light sweet crude oil futures contract is the price implied from the volume-weighted average price of all trades executed in the spread between the nearest-to-expiration contract and the next expiring contract between 2:28:00 and 2:30:00 p.m., New York City time, using the daily settlement price of the nearest-to-expiration contract as the anchor price and adding to it the spread.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—The market price of WTI light sweet crude oil futures may change unpredictably and affect the value of the securities in unforeseen ways.”

Historical Information

The graph below shows the commodity prices of WTI light sweet crude oil futures for each day such price was available from January 2, 2015 to June 30, 2025. The table that follows shows the high and low commodity prices of the underlying commodity for each quarter in that same period. We obtained the commodity prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying commodity as an indication of future performance.

WTI Light Sweet Crude Oil Futures – Historical Closing Prices* January 2, 2015 to June 30, 2025

* The red line indicates the trigger price of $48.833, equal to 75% of the initial commodity price.

June 2025	PS-12

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

West Texas Intermediate Light Sweet Crude Oil	High	Low
2015
First Quarter	$53.53	$43.46
Second Quarter	$61.43	$49.14
Third Quarter	$56.96	$38.24
Fourth Quarter	$49.63	$34.73
2016
First Quarter	$41.45	$26.21
Second Quarter	$51.23	$35.70
Third Quarter	$48.99	$39.51
Fourth Quarter	$54.06	$43.32
2017
First Quarter	$54.45	$47.34
Second Quarter	$53.40	$42.53
Third Quarter	$52.22	$44.23
Fourth Quarter	$60.42	$49.29
2018
First Quarter	$66.14	$59.19
Second Quarter	$74.15	$62.06
Third Quarter	$74.14	$65.01
Fourth Quarter	$76.41	$42.53
2019
First Quarter	$60.14	$46.54
Second Quarter	$66.30	$51.14
Third Quarter	$62.90	$51.09
Fourth Quarter	$61.72	$52.45
2020
First Quarter	$63.27	$20.09
Second Quarter	$40.46	$-37.63
Third Quarter	$43.39	$36.76
Fourth Quarter	$49.10	$35.79
2021
First Quarter	$66.09	$47.62
Second Quarter	$74.05	$58.65
Third Quarter	$75.45	$62.32
Fourth Quarter	$84.65	$65.57
2022
First Quarter	$123.70	$76.08
Second Quarter	$122.11	$94.29
Third Quarter	$108.43	$76.71
Fourth Quarter	$92.64	$71.02
2023
First Quarter	$81.62	$66.74
Second Quarter	$83.26	$67.12
Third Quarter	$93.68	$69.79
Fourth Quarter	$89.37	$68.61
2024
First Quarter	$83.47	$70.38
Second Quarter	$86.91	$73.25
Third Quarter	$83.88	$65.75
Fourth Quarter	$77.14	$67.02
2025
First Quarter	$80.04	$66.03
Second Quarter	$75.14	$57.13

The commodity price of the underlying commodity on June 30, 2025 was $65.11.

June 2025	PS-13

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Additional Terms of the Securities

General

The terms of the securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.

Consequences of a Market Disruption Event; Postponement of the Valuation Date

If the scheduled valuation date is not a scheduled trading day, the valuation date will be postponed to the next succeeding day that is a scheduled trading day. In addition, if the scheduled valuation date is not a trading day or a market disruption event occurs or is continuing on the scheduled valuation date (such scheduled valuation date, a “disrupted day”), the calculation agent may, but is not required to, postpone the valuation date to the next succeeding trading day that is not a disrupted day. However, in no event will the scheduled valuation date be postponed more than five trading days after the originally scheduled valuation date as a result of a disrupted day occurring on the scheduled valuation date. If the valuation date is a disrupted day and the valuation date is not postponed, then the commodity price of the underlying commodity on the valuation date will be the calculation agent’s good faith estimate of the commodity price on the valuation date that would have prevailed but for the valuation date being a disrupted day.

If the valuation date is postponed so that it falls fewer than three business days prior to the scheduled maturity date, the maturity date will be postponed to the third business day after the valuation date as postponed. If the scheduled maturity date is not a business day, the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if made on the originally scheduled maturity date. No interest will be payable as a result of the delay in payment.

A “scheduled trading day” means a day, as determined by the calculation agent, on which the relevant exchange is scheduled to open for trading for its regular trading session.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the relevant exchange.

The “relevant exchange” means the NYMEX or, if there is a successor commodity futures contract to the futures underlying the securities, the primary exchange or market of trading for the successor commodity futures contract.

A “market disruption event” means, as determined by the calculation agent:

•	any material suspension, absence or limitation of trading in the underlying commodity on the relevant exchange;

•	any event that materially disrupts or impairs the ability of market participants to effect transactions in, or obtain market values for, the underlying commodity;

•	the commodity price is a “limit price,” meaning that the commodity price for a day has increased or decreased from the previous day’s commodity price by the maximum amount permitted under the rules of the relevant exchange; or

•	a failure by the relevant exchange or other price source to announce or publish the commodity price.

Commodity Hedging Disruption Event

If, on any day during the term of the securities up to but excluding the valuation date, the calculation agent determines that a commodity hedging disruption event has occurred, we will have the right, but not the obligation, to redeem the securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “early redemption notice date”) on a redemption date of our election that is no later than the 30th business day immediately following the early redemption notice date or earlier than the fifth business day following the early redemption notice date. A commodity hedging disruption event need not be continuing on the early redemption notice date or on the redemption date. The amount due and payable on the securities upon such redemption will be equal to the early redemption amount determined as of the early redemption valuation date.

A “commodity hedging disruption event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “hedge position”) or (ii) realize, recover or remit the proceeds of any such hedge position, in each case including (without limitation) if those hedge positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards that limit).

The “early redemption amount” will be the fair value of the securities determined by the calculation agent as of the early redemption valuation date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for

June 2025	PS-14

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

determining a secondary market bid price for the securities and similar instruments, taking into account the commodity hedging disruption event that has occurred. In determining the early redemption amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to us or our affiliates, in determining the early redemption amount so long as it is in good faith and commercially reasonable. The early redemption amount may result in a significant loss on your securities. See “Risk Factors—If a commodity hedging disruption event occurs during the term of the securities, we may redeem the securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

The “early redemption valuation date” is the early redemption notice date.

Under the terms of the securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a market disruption event or a commodity hedging disruption event has occurred; (ii) if the scheduled valuation date is a disrupted day, determining whether to postpone the valuation date; (iii) if the valuation date is a disrupted day and the valuation date is not postponed, determining the commodity price on that day; and (iv) if a commodity hedging disruption event occurs, determining the early redemption amount. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the securities.

Discontinuation of Trading of the Underlying Commodity on the Relevant Exchange; Alternative Method of Calculation

If the relevant exchange discontinues trading in the underlying commodity, the calculation agent may, in its sole discretion, replace the underlying commodity with another futures contract that references WTI light sweet crude oil and that the calculation agent, in its sole discretion, determines to be substantially similar to the underlying commodity (such replacement futures contract will be referred to herein as a “successor commodity futures contract”), and the commodity price on the valuation date will be determined by reference to the official settlement price of the successor commodity futures contract on the relevant exchange for the successor commodity futures contract on that day. In such event, the calculation agent will make such adjustments to any price of the commodity futures contract used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor commodity futures contract, the calculation agent will cause written notice thereof to be promptly furnished to us and to the holders of the securities.

If the relevant exchange discontinues trading in the underlying commodity prior to, and that discontinuation is continuing on, the valuation date, and the calculation agent determines, in its sole discretion, that no successor commodity futures contract is available at that time, or the calculation agent has previously selected a successor commodity futures contract and trading in the successor commodity futures contract is discontinued prior to, and that discontinuation is continuing on, the valuation date, then the calculation agent will determine the commodity price of the underlying commodity or successor commodity futures contract, as applicable, for that date in its sole discretion.

Notwithstanding these alternative arrangements, discontinuation of trading of the underlying commodity on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the commodity price of the underlying commodity or successor commodity futures contract, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that the commodity price does not, in the opinion of the calculation agent, fairly represent the value of the underlying commodity or the successor commodity futures contract, as applicable, the calculation agent will, at the close of business in New York City on each day on which the commodity price of the underlying commodity is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value for the underlying commodity or successor commodity futures contract, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the securities.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities will be determined by the calculation agent and will equal, for each security, the payment at maturity, calculated as though the valuation date were the date of such acceleration.

In case of default in payment at maturity of the securities, no interest will accrue on such overdue payment either before or after the maturity date.

Calculation Agent

The calculation agent for the securities will be CGMI, an affiliate of Citigroup Global Markets Holdings Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc. and the holders of the securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

NYMEX Notice

June 2025	PS-15

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

In reference to futures contracts on WTI light sweet crude oil, the securities are not sponsored, endorsed, sold or promoted by NYMEX. NYMEX makes no representation or warranty, express or implied, to the purchasers of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of NYMEX commodity futures prices to track general commodity market performance. NYMEX has no relationship to Citigroup Global Markets Holdings Inc. or any of its affiliates and NYMEX commodity futures prices are determined, composed and calculated by NYMEX without regard to Citigroup Global Markets Holdings Inc. or any of its affiliates or the securities. NYMEX has no obligation to take the needs of Citigroup Global Markets Holdings Inc. or any of its affiliates or the holders of the securities into consideration in determining, composing or calculating any NYMEX commodity futures basket commodity price. NYMEX is not responsible for and has not participated in the determination of the timing of, prices of, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. NYMEX has no obligation or liability in connection with the administration, marketing or trading of the securities.

NYMEX does not guarantee the quality, accuracy and/or completeness of (i) statements made herein or in any other materials used to describe, market and/or sell the securities, or (ii) the NYMEX commodity futures prices used in computing the return on the securities. NYMEX makes no warranty, express or implied, as to results to be obtained by Citigroup Global Markets Holdings Inc. or any of its affiliates, holders of the securities, or any other person or entity from the use of the securities, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the NYMEX commodity futures prices used in computing the return on the securities and is not liable for any error or omission in any price used in connection with the securities. Without limiting any of the foregoing, in no event shall NYMEX have any liability for any special, punitive, indirect or consequential damages (including lost profits), even if notified of the possibility of such damages.

June 2025	PS-16

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

United States Federal Tax Considerations

You should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement generally does not apply to the securities issued under this pricing supplement and is superseded by the following discussion. However, the discussion below is subject to the discussion in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, and you should read it in conjunction with that discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you purchase a security for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the securities is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchasers of securities at another time or price should consult their tax advisers regarding the U.S. federal tax consequences to them of the ownership and disposition of the securities. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding a security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a security;

•	a person subject to special tax accounting rules under Section 451(b) of the Code;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare contribution tax or the alternative minimum tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws (including the possibility of alternative treatments of the securities) to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the securities.  For example, the IRS could treat the securities as debt instruments issued by us. Under this treatment, the securities would generally be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your method of accounting for U.S. federal income tax purposes, in each year that you held the securities, you would generally be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities (whether or not we are required to make any payment with respect to the securities). In addition, any gain you realize on a sale, exchange or retirement of the securities would be treated as ordinary income. A U.S. Holder could also be subject to special reporting requirements if any loss on the securities exceeded certain thresholds.

June 2025	PS-17

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

If you are a Non-U.S. Holder, an alternative treatment of the securities could result in adverse U.S. federal withholding tax consequences to you. Even if an exemption from withholding tax applies to the securities under an alternative treatment, you might be required to provide different or additional IRS forms or certifications to establish your eligibility for the exemption.

Moreover, if there is a change to the securities that results in the securities being treated as retired and reissued for U.S. federal income tax purposes, as discussed in “United States Federal Tax Considerations—Possible Taxable Event” in the accompanying prospectus supplement, the treatment of the securities after such an event could differ from their prior treatment.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment and consequences described below. Unless otherwise stated, the following discussion is based on the treatment of the securities for U.S. federal income tax purposes as prepaid forward contracts. You should consult your tax adviser regarding the risk that an alternative U.S. federal income tax treatment applies to the securities.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity

You should not be required to recognize income over the term of the securities prior to maturity, other than pursuant to a sale, exchange or retirement as described below.

Taxable Disposition of the Securities

Upon a taxable disposition (including a sale, exchange or retirement) of a security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Your tax basis in a security should generally equal the amount you paid to acquire it. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

If income on the securities is effectively connected with your conduct of a trade or business in the United States, see “—Effectively Connected Income” below.

Taxable Disposition of the Securities

Subject to the discussions below regarding backup withholding and “FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of amounts paid to you upon a taxable disposition of a security.

June 2025	PS-18

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a sale, exchange or other disposition (including retirement) of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. While existing Treasury regulations would also require withholding on payments of gross proceeds from the disposition of financial instruments that provide for U.S.-source interest or certain dividend equivalents, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. Holder, or a U.S. Holder holding securities through a non-U.S. intermediary, you should consult your tax adviser regarding the potential application of FATCA to the securities, including the availability of certain refunds or credits.

WE WILL NOT BE REQUIRED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO U.S. FEDERAL WITHHOLDING TAXES.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 (the “GSAA”) among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including CGMI and Morgan Stanley Wealth Management, govern the sale and purchase of the securities.  CGMI is acting as lead agent for the offering of the securities and Morgan Stanley Wealth Management is acting as agent for the offering of the securities, in each case pursuant to the GSAA.

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $17.50 for each $1,000 security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

Secondary market sales of securities typically settle on the next business day after the date on which the parties agree to the sale.  Because the issue date for the securities is more than one business day after the pricing date, investors who wish to sell the securities

June 2025	PS-19

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

at any time prior to the business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement.  Investors should consult their own investment advisors in this regard.

The securities will not be listed on any securities exchange.

In order to hedge its obligations under the securities, Citigroup Global Markets Holdings Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates.  You should refer to the section “Risk Factors—The Estimated Value of the Securities on the Trade Date, Based on CGMI’s Proprietary Pricing Models and Our Internal Funding Rate, Will Be Less than the Issue Price” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc.  Accordingly, the offering will conform to the requirements set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)       the expression “retail investor” means a person who is one (or more) of the following:

(i)       a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)       a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)       not a qualified investor as defined in Directive 2003/71/EC; and

(b)       the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Prohibition of Sales to United Kingdom Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)       the expression “retail investor” means a person who is one (or more) of the following:

(i)       a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”) and the regulations made under the EUWA; or

June 2025	PS-20

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

(ii)       a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended) (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of United Kingdom domestic law by virtue of the EUWA and the regulations made under the EUWA; or

(iii)       not a qualified investor as defined in Regulation (3)(e) of the Prospectus Regulation; and

(b)       the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or

June 2025	PS-21

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)       the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)       we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)       any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)       our interests are adverse to the interests of the purchaser or holder; and

(v)       neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 14, 2024, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on February 14, 2024, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations

June 2025	PS-22

Citigroup Global Markets Holdings Inc.
4,582 Enhanced Trigger Jump Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Due October 5, 2026 Principal at Risk Securities

thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Karen Wang, Senior Vice President – Corporate Securities Issuance Legal of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents.  This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Karen Wang, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2025 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

June 2025	PS-23